NOTICE OF CHANGE OF NAME FOR KUNLUN ENERGY COMPANY LIMITED
(FORMERLY KNOWN AS "CNPC (HONG KONG) LTD.”)

TO ALL HOLDERS AND BENEFICIAL OWNERS FROM TIME TO TIME OF AMERICAN DEPOSITARY RECEIPTS (“ADRs”) EVIDENCING AMERICAN DEPOSITARY SHARES ("ADSs") OF KUNLUN ENERGY COMPANY LIMITED (FORMERLY KNOWN AS "CNPC (HONG KONG) LTD."),

COMPANY:	Kunlun Energy Company Limited (formerly known as "CNPC (Hong Kong) Ltd. "), a company organized and existing under the laws of Bermuda.
DEPOSITARY:	CITIBANK, N.A.
DEPOSITED SECURITIES:	Shares of Common Stock of the Company (the "Shares").
ADS OLD CUSIP NO:	12620P109
ADS NEW CUSIP NO:	50126A101
ADS SYMBOL:	CKKHY
ADS RATIO:	Fifty (50) Shares of Common Stock to One (1) ADS.
EFFECTIVE DATE:	April 5, 2010

The Depositary hereby notifies all Holders of ADSs that the Company's name has, as of the Effective Date, change to "Kunlun Energy Company Limited"

Holders of ADRs are not required to take any action in connection with the name change as no new ADRs will be issued to existing Holders.

In addition, please note that the ADRs issued prior to the date hereof, which do not reflect the new name, do not need to be exchanged for new ADRs and may remain outstanding until such time the Holder(s) of such ADRs choose(s) to surrender them for any reason.

If you have any questions regarding the above, please contact Citibank, N.A. at 1-877-248-4237.

CITIBANK, N.A.,
as Depositary

March 31, 2010